Exhibit 38

Declaration of Trust of Yuan Xucheng dated September 29, 2006

DECLARATION OF TRUST

I, Yuan Xucheng, declare as follows:

1.	That the ONE share now standing in my name in the books of Goldman Industrial Limited does not belong to me but to Guangxi Yuchai Machinery Group Company (hereinafter referred to as the “Beneficial Owner”) of Yuchai Avenue, Yulin City, Guangxi Zhuang Autonomous Region, the PRC and that I hold the said share as nominee for the Beneficial Owner.

2.	That I hold the said share and all dividends and interest accrued or to accrue upon the same UPON TRUST for the Beneficial Owner and I agree to transfer, pay and deal with the said share and the dividends and interest payable in respect of the same and to exercise all interest and other rights which may accrue to me by virtue thereof.

3.	That I undertake, when called upon to do so by the Beneficial Owner, to transfer the said share to the Beneficial Owner or as the Beneficial Owner may direct and for such purpose a transfer of the said share duly executed by me is attached hereto.

4.	I hereby irrevocably appoint the Beneficial Owner my attorney to insert the name of the Beneficial Owner or the name or names of such other person or persons as the Beneficial Owner shall nominate or to make any necessary alterations or additions as regards the particulars of the said share in the aforesaid transfer and to redeliver the same after any such insertions, alternations or additions have been made thereto.

Dated this 29th day of September, 2006.

SIGNED AND DELIEVERED	)
by the said	)
Yuan Xucheng	)	/s/ Yuan Xucheng
in the presence of:	)

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